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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|                                            |                                             |   Issuer (Check all applicable)       |
|  Marino           Gary               O.    |    RailAmerica, Inc. (Nasdaq: RAIL)         |                                       |
|--------------------------------------------|---------------------------------------------|   [X] Director      [X] 10% Owner     |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |                                       |
|                                            |    Number of Reporting  |   Month/Year      |   [X] Officer (give [ ] Other (specify|
|         5300 Broken Sound Blvd., N.W.      |    Person, if an Entity |                   |               title           below)  |
|--------------------------------------------|    (Voluntary)          |       2/00        |               below)                  |
|                 (Street)                   |                         |-------------------|                                       |
|                                            |                         |5. If Amendment,   |      Chairman of the Board, Chief     |
|                                            |                         |   Date of Original|    Executive Officer and President    |
|  Boca Raton       Florida           33487  |                         |   (Month/Year)    |---------------------------------------|
|--------------------------------------------|                         |                   |7. Individual or Joint/Group Filing    |
|  (City)           (State)           (Zip)  |---------------------------------------------|   (Check applicable line)             |
|                                            |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| Common Stock,            |                 |             |        |        |        |                   |             |          |
| par value $.001          |                 |             |        |        |        |      170,862      |      D      |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
------------------------------------------------------------------------------------------------------------------------------------
* If form is filed by more than one reporting person, see instruction 4(b)(v).                                                (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                          (Print or Type Responses)



FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |-------------------|    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|         |         |              |
|                       |            |           |           |                | Date   | Expira-|         |Amount or|              |
|                       |            |           |           |----------------| Exer-  | tion   |Title    | Number  |              |
|                       |            |           |           |  (A)  |  (D)   | cisable| Date   |         |of Shares|              |
|-----------------------|------------|-----------|-----------|-------|--------|--------| -------|---------|---------| -------------|
|                       |            |           |           |       |        |        |        | Common  |         |              |
|                       |            |           |           |       |        |        |        |  Stock, |         |              |
| Employee Stock Options|            |           |           |       |        | 1/01/00|12/29/09|$.001 per|         |              |
| (right to buy)(1)     |    $9.00   | 12/29/99  |     A     |500,000|   --   |   (2)  |        |  share  |500,000  |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|---------|---------|--------------|
|                       |            |           |           |       |        |        |        |         |         |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|---------|---------|--------------|
|                       |            |           |           |       |        |        |        |         |         |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|---------|---------|--------------|
|                       |            |           |           |       |        |        |        |         |         |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|---------|---------|--------------|
|                       |            |           |           |       |        |        |        |         |         |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|---------|---------|--------------|
|                       |            |           |           |       |        |        |        |         |         |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|---------|---------|--------------|
|                       |            |           |           |       |        |        |        |         |         |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|    1,132,500       |            D             |         N/A          |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses:

 (1) The grant of the options is subject to shareholder approval expanding the number of options that may be granted pursuant to the Company's
     Employee Stock Option Plan.

 (2) Thirty three and one-third percent (33-1/3%) of such options became exercisable on January 1, 2000 and an additional thirty three and one-third percent will become exercisable on each of January 1, 2001 and January 1, 2002.


  ** Intentional misstatements or omissions of facts constitute Federal       /s/ Gary O. Marino                 February 14, 2000
     Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         ----------------------------------   -----------------
                                                                            **Signature of Reporting Person      Date
                                                                                     Gary O. Marino

 Note. File three copies of this form, one of which must be manually signed.                                             Page 2

       If space provided is insufficient, see Instruction 6 for procedure.
